Exhibit 5.01

June 18, 2012

Responsys, Inc.

1100 Grundy Lane, 3rd Floor

San Bruno, California 94066

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Responsys, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 18, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares of Responsys’ common stock, par value $0.0001 per share (the “Stock”) subject to issuance by the Company upon the exercise of purchase rights granted or to be granted under the Company’s 2012 Employee Stock Purchase Plan, as amended (the “Plan”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on April 27, 2011 (the “Restated Certificate”);

(2)	the Company’s Restated Bylaws, certified by the Company’s Secretary on April 27, 2011 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Plan and related forms of Plan agreements;

(5)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(6)	the following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders at which, or pursuant to which, the Restated Certificate and Bylaws were approved: (i) the Action by Unanimous Written Consent of the Board, dated March 29, 2011, in which resolutions were adopted by the Board adopting and approving the Restated Certificate and the Bylaws and (ii) the Action by Written Consent of the stockholders of the Company, dated March 30, 2011, in which resolutions were adopted by the stockholders of the Company adopting and approving the Restated Certificate and the Bylaws;

(7)

the following minutes of meetings and actions by written consent of the Board and stockholders at which, or pursuant to which, the Board and stockholders of the Company adopted and approved the Plan: (i) the Action by Unanimous Written Consent of the Board, dated April 26, 2012, in which resolutions were adopted by the Board and (ii) the Company’s 2012 Annual Meeting of the

stockholders of the Company held on May 30, 2012, in which the stockholders approved the proposal to adopt the Plan;

(8)	the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of June 15, 2012 and a statement prepared by the Company as to the number of issued and outstanding options, warrants and rights to purchase shares of the Company’s capital stock and any additional shares of capital stock reserved for future issuance in connection with the Company’s stock option and stock purchase plans and all other plans, agreements or rights as of June 15, 2012);

(9)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated June 12, 2012 (the “Certificate of Good Standing”) and telephonic notice from the offices of the Delaware Secretary of State on June 18, 2012 that the information provided in the Certificate of Good Standing continues to be accurate as of such date (the “Good Standing Bringdown”); and

(10)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing, the Good Standing Bringdown and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, it is our opinion that:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 1,500,000 shares of Stock, when issued, sold and delivered in accordance with the Plan and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

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This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP

By:	/s/ Jeffrey R. Vetter
Jeffrey R. Vetter, a Partner